FOLEY & LARDNER LLP ATTORNEYS AT LAW
WASHINGTON HARBOUR 3000 K STREET, N.W., SUITE 500 WASHINGTON, D.C. 20007-5143 202.672.5300 TEL 202.672.5399 FAX www.foley.com
March 30, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Hanger Orthopedic Group, Inc. (the “Company”) Registration Statement on Form S-3

To the Commission:

        We are counsel to the Company and have represented the Company in connection with the preparation of the Registration Statement on Form S-3 being filed today with the Commission (together with all exhibits thereto, the “Registration Statement”). The Registration Statement relates to the primary registration by the Company of 6,500,000 shares of its common stock, par value $.01 per share, and the secondary registration on behalf of certain shareholders (the “Selling Shareholders”) of up to a total of 3,137,500 shares of common stock the Selling Shareholders may acquire upon conversion of the 7% Redeemable Preferred Stock of the Company held by each such Selling Shareholder. The shares to be covered by the Registration Statement are hereinafter referred to as the “Shares.”

        This opinion is being delivered to the Commission as Exhibit 5 to the Registration Statement.

        We have examined (i) the Certificate of Incorporation, and all amendments thereto, of the Company, certified by the Secretary of the State of the State of Delaware, (ii) the By-laws of the Company, certified by the Secretary of the Company as being those currently in effect, (iii) the Registration Statement, and (iv) such other corporate records, certificates, documents and other instruments as in our opinion are necessary or appropriate in connection with expressing the opinions set forth below.

        Based upon the foregoing, it is our opinion that (A) the Company is a corporation duly organized and existing under the laws of the State of Delaware; (B) the Shares to be issued by the Company will be, when issued in accordance with the prospectus disclosure contained in the Registration Statement, legally issued, fully paid and non-assessable; and (C) the Shares to be issued to and sold by the Selling Shareholders will be, when sold in accordance with the prospectus disclosure contained in the Registration Statement, legally issued, fully paid and non-assessable.

        This firm hereby consents to the reference to it in the Registration Statement and the filing of this opinion as Exhibit 5 thereto.

Very truly yours,
/s/ Foley & Lardner LLP
Foley & Lardner LLP